Exhibit 10.1

Certain portions of this document have been omitted pursuant to Items 601(b)(10)(vi) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Appendix A to First Amendment

to Credit Agreement (dated as of September 27, 2021)

COMPOSITE COPY

CREDIT AGREEMENT

COMVEST GROUP HOLDINGS II LP,

as Fund Sponsor

and

GOLDMAN SACHS BANK USA,

as the Lender

June 14, 2021

i

7.2	Borrower Parties	29

8. EVENTS OF DEFAULT AND REMEDIES		31
8.1	Events of Default	31
8.2	Remedies	32
8.3	Additional Rights of the Lender	32
8.4	Application of Payments	33

9. MISCELLANEOUS PROVISIONS		33
9.1	Amendments; Waivers	33
9.2	Borrower Provisions	34
9.3	Confidentiality	36
9.4	Assignments	37
9.5	Other Miscellaneous Provisions	37

10. INCREASED COSTS, BENCHMARK RATE UNAVAILABILITY AND TAXES		39
10.1	Compensation Certificate	39
10.2	Benchmark Rate Unavailability, Inadequacy or Illegality	39
10.3	Change in Law	39
10.4	Taxes	40

SCHEDULE I Annexes		41
Annex I [Reserved]		42
Annex II [Reserved]		43
Annex III [Reserved]		444
Annex IV [Reserved]		45
Annex V Collateral Security Agreement		46
Annex VI Conditions Precedent to Closing		49

FACILITY A EXHIBITS

FORMS:
EXHIBIT A:	Borrowing Base Certificate
EXHIBIT B:	Loan Request
EXHIBIT C:	Compliance Certificate
EXHIBIT D:	[Reserved]
EXHIBIT E:	Closing Certificate
EXHIBIT F:	[Reserved]
EXHIBIT G:	[Reserved]
EXHIBIT H:	Umbrella Limit Allocation

FORMS OF DOCUMENTS TO BE EXECUTED:
EXHIBIT I:	Promissory Note
EXHIBIT J:	[Reserved]
EXHIBIT K:	[Reserved]
EXHIBIT L:	[Reserved]

FACILITY B EXHIBITS

ii

FORMS:
EXHIBIT A:	Borrowing Base Certificate
EXHIBIT B:	Loan Request
EXHIBIT C:	Compliance Certificate
EXHIBIT D:	[Reserved]
EXHIBIT E:	Closing Certificate
EXHIBIT F:	[Reserved]
EXHIBIT G:	[Reserved]
EXHIBIT H:	Umbrella Limit Allocation

FORMS OF DOCUMENTS TO BE EXECUTED:
EXHIBIT I:	Promissory Note
EXHIBIT J:	Limited Partner Consent
EXHIBIT K:	[Reserved]
EXHIBIT L:	[Reserved]

iii

ARTICLE I    BUSINESS TERMS

1.	FACILITY-SPECIFIC TERMS

1.1	Facility A Terms

(a)	Facility A Economic Terms

[***]

(b)	Facility A Borrower Party Information

[***]

(c)	Facility A Collateral Accounts

[***]

(d)	Facility A Lender Information

[***]

(e)	Facility A Definitions

[***]

(f)	Facility A Provisions

[***]

(g)	Facility A Modifications

[***]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(h)	Facility A Signature Pages

[***]

1.2	Facility B Terms

(a)	Facility B Economic Terms

Economic Terms
Facility B Closing Date	August 11, 2021

Facility B Limit	$130,000,000, as may be increased or decreased from time to time.

Facility B Committed Tranche	$0

Facility B Uncommitted Tranche	$130,000,000, as may be increased or decreased from time to time.

Facility B Administrative Fee	.025% of the Facility B Limit, payable quarterly in arrears, to be adjusted by mutual agreement if the Facility B Limit is reduced below $75,000,000.

Facility B Unused Fee	None.

Facility B Interest Rate	For LIBOR Loans, LIBOR plus 2.70% per annum. For Term SOFR Loans, Term SOFR plus 0.11448% plus 2.70% per annum. For Prime Rate Loans, Prime Rate plus 1.70% per annum.

Facility B Availability	The lesser of: (a) the Facility B Limit; and (b) Borrowing Base Availability, minus: (i) the Primary Obligations; and (ii) the aggregate amount of any requested Utilizations.

Demand Notice Period	15 Business Days

Facility Termination Date

The earlier of:

•  the date that is 30 days prior to the last date on which the Facility B Borrower may issue Capital Calls under the Fund Documents to repay the Obligations; and

•  the date on which this Credit Agreement is terminated by written notice from the Lender or the Borrower to the other party.

(b)	Facility B Borrower Party Information

Borrower Party Information

Facility B Borrower	Commonwealth Credit Partners BDC I, Inc., a Delaware corporation

Facility B Primary Obligors	Facility B Borrower

Facility B Reporting Parties	Facility B Borrower

Facility B Fund Sponsor	Comvest Group Holdings II LP

Facility B LPA	Charter and Bylaws of Commonwealth Credit Partners BDC I, Inc., as such terms are defined in the LPA Subscription Document

Facility B Management Agreement	Investment Advisory and Management Agreement, dated as of June 29, 2021, between Commonwealth Credit Partners BDC I, Inc. and Commonwealth Credit Advisors LLC

Notice Address of Borrower Parties

525 Okeechobee Boulevard, Suite 1050
West Palm Beach, FL 33401
Attention: Cecilio Rodriguez, CFO / Michael Altschuler, General Counsel
Telephone: [***]
Email:[***]

With a copy to:

Richard Horowitz

Dechert LLP

Telephone: [***]

Email: [***]

(c)	Facility B Collateral Accounts

Facility B Pledgor	Facility B Collateral Account
Commonwealth Credit Partners BDC I, Inc.	Name of Depository: U.S. Bank National Association [***]

(d)	Facility B Lender Information

Lender Information
Lender Notice Address	For Utilizations, Capital Calls and Recallable Capital: [***] All other notices: [***] With a copy to: [***] With a copy to: [***]
Lender Account	JP Morgan Chase Bank, N.A. [***] or any other account designated by the Lender in writing.

(e)	Facility B Definitions

“Facility B” means the credit facility made available to the Facility B Borrower under this Credit Agreement.

“Facility B Obligations” means the portion of the Obligations attributable to the Facility B Borrower.

“Judgment Threshold” means $10,000,000 in aggregate for Facility B Borrower.

(f)	Facility B Provisions

(i)	Minimum Capital Contributions

If the Limited Partners have funded less than 5% of their Capital Commitments, the Borrower shall repay each Loan within 120 days after such Loan was funded.

(g)	Facility B Modifications

(i)	The following provisions of Article II shall be modified as follows:

(A)	Any references to “General Partner” shall mean Commonwealth Credit Partners BDC I, Inc.

(B)	Subclause (v) of Section 4.4(c) shall read as follows:

Events

Commonwealth Credit Advisors LLC is no longer an Affiliate of Comvest Capital Advisors, LLC and Comvest Credit Advisors, LLC, or is no longer acting as the investment manager under the Facility B Management Agreement.

(C)	Clause (f) of Section 5.2 shall read as follows:

Fund Sponsor Events

within 3 Business Days of any Limited Partner notifying a Borrower Party of its intent to replace two (2) or more members of the Board of Directors (as such term is defined in the Bylaws described in the LPA Subscription Document);

(D)	Clause (i) of Section 6.1(d) shall read as follows:

“while an Account Control Event exists or would arise therefrom, however, the Facility B Borrower may (i) make distributions required to maintain the status of Facility B Borrower as a “regulated investment company” under the Internal Revenue Code and to avoid federal income taxes under Section 852(b) of the Internal Revenue Code and federal excise taxes imposed by Section 4982 of the Internal Revenue Code and (ii) make payments for management fees from investment proceeds.”

(E)	Clause (k) of Section 7.2 shall read as follows:

(k)	Investment Company Act

The Facility B Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940.

(F)	Any references to “Primary Obligor” in Section 7.2(o) shall exclude the Facility B Borrower.

(G)	A new subclause (iv) shall be added to Section 7.2(o) and read as follows:

(iv)

With respect to the Facility B Borrower, all of the conditions of Section 408(b)(17) and Section 4975(d)(20) of the Internal Revenue Code are satisfied with respect to the transactions contemplated by the Loan Documents.

(H)	Clause (f) of Section 9.2 shall read as follows:

Recourse	Liability

(i)	The Limited Partners shall not have any liability for the payment or performance of the Obligations.

(ii)	The payment of the Obligations shall be non-recourse to the Limited Partners.

(I)	Any references to “Primary Obligor” in Section 9.2(g) shall exclude the Facility B Borrower.

(J)	A new subclause (iv) shall be added to Section 9.2(g) and read as follows:

(iv)

The Facility B Borrower shall not allow any of the conditions of Section 408(b)(17) and Section 4975(d)(20) of the Internal Revenue Code to fail to be satisfied with respect to any of the transactions contemplated by the Loan Documents.

(K)	Any references to “Primary Obligor” in Section 9.2(h) shall exclude the Facility B Borrower.

(L)	In Annex V (Collateral Security Agreement), references to “General Partner” shall mean Commonwealth Credit Partners BDC I, Inc.

(M)	In Annex V (Collateral Security Agreement), subclause (d) of clause 1 (Grant of Security Interest) shall not apply.

(N)	In clause (g) of Annex VI (Conditions Precedent to Closing), references to “Primary Obligor” shall exclude the Facility B Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(h)	Facility B Signature Pages

IN WITNESS WHEREOF, the parties have executed this Credit Agreement, including the Annexes, General Credit Agreement Terms and other attachments hereto, as of August 11, 2021.

FACILITY B BORROWER:
COMMONWEALTH CREDIT PARTNERS BDC I, INC. By: Name: Title:

LENDER:

GOLDMAN SACHS BANK USA By: Name: Title: Authorized Signatory

ARTICLE II    GENERAL CREDIT AGREEMENT TERMS

2.	GENERAL DEFINITIONS

2.1	Capital Call Facility Definitions

“Account Control Event” means the Lender shall have the right to take control of a Collateral Account, as a result of:

(a)	the following Mandatory Prepayment Events:

(i)	Section 4.4(b)(ii) (Borrowing Base Deficiency);

(ii)	Section 4.4(b)(iii) (LPA Debt Limitations);

(iii)	Section 4.4(c) (Mandatory Prepayment Events—Full Repayments); or

(b)	an Event of Default,

irrespective of whether any payment is due or any grace period has expired.

“Acknowledgment and Confirmation” means each acknowledgment and confirmation in the form of Exhibit L.

“Administrative Fee” means each administrative fee listed in Section 1.

“Benchmark Rate” means, prior to the Interest Rate Transition Date, LIBOR; and on and after the Interest Rate Transition Date, Term SOFR.

“Benchmark Rate Loan” means any Loan that bears interest at a rate determined by reference to the then-applicable Benchmark Rate.

“Borrower” means each Borrower listed in Section 1, and each Qualified Borrower, as defined in an Annex attached hereto.

“Borrower Guaranty” means a guaranty executed by a Primary Obligor, in the form of Exhibit G, in support of a Qualified Borrower.

“Borrower Party” means each Borrower, General Partner, Guarantor and Feeder listed in Section 1.

“Borrowing Base Availability” means the Uncalled Capital Commitments of Limited Partners (other than Excluded Limited Partners) multiplied by the advance rate set forth on the Borrowing Base Certificate last provided by the Lender.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A.

“Capital Call” means a call upon the Limited Partners for payment of any portion of the Capital Commitments pursuant to the Fund Documents.

“Capital Commitment” means the capital commitments of the Limited Partners, as set forth in the Fund Documents.

“Capital Contribution” means any cash actually contributed by a Limited Partner to a Borrower, Guarantor or Feeder in fulfillment of its Capital Commitment.

“Cascading Collateral Security Agreement” means each security agreement in the form of Exhibit K.

“Closing Date” means the date on which the conditions precedent are satisfied (or waived).

“Collateral” means all of the collateral security for the Obligations pledged pursuant to the Collateral Documents.

“Collateral Account” means each account listed in Section 1, including any collateral investment proceeds account and any other account listed in the Collateral Documents.

“Collateral Account Control Agreement” means each account control agreement among a Borrower, Guarantor or Feeder, the Lender and a depository (“Depository”) or collateral agent (“Collateral Agent”).

“Collateral Documents” means each Collateral Account Control Agreement, Collateral Security Agreement, Cascading Collateral Security Agreement, Acknowledgment and Confirmation, collateral assignment, financing statement, and other documents delivered to grant, perfect or maintain a security interest in the Collateral.

“Collateral Security Agreement” means each security agreement set forth in Annex V or delivered in connection with the grant of a security interest in the Collateral.

“Credit Agreement” means this Credit Agreement.

“Demand Notice Period” is set forth in Section 1.

“Excluded Limited Partner” means each Limited Partner (or General Partner):

(a)	that is designated as an Excluded Limited Partner, by the Lender, in the Borrowing Base Certificate, on the Closing Date;

(b)	that fails to fund any Capital Contribution for 10 Business Days after the due date thereof, without regard to any cure period or notice (a “Delinquent Limited Partner”);

(c)	that is added after the Closing Date, until the Lender provides notice that such Limited Partner is not an Excluded Limited Partner;

(d)	for which the General Partner approves an increase in its Capital Commitment, but only to the extent thereof, until the Lender provides written notice that the amount of such increase is not excluded;

(e)	for which the General Partner approves a transfer of any portion of its Capital Commitment, but only to the extent of the to-be-transferred Capital Commitment;

(f)	that encumbers its Limited Partner interest;

(g)

that exercises any excuse right or, to the knowledge of any Borrower Party, will be excused from participating in any investment, but only to the extent that such Limited Partner’s Capital Commitment may not be called to repay the Obligations, as calculated by the Lender in its reasonable discretion;

(h)	that withdraws, reduces, cancels, or terminates any portion of its Capital Commitment, but only to the extent thereof;

(i)	that declares any Fund Document unenforceable;

(j)	that modifies any Fund Document (including by way of a “most favored nations” provision) in a manner that is materially adverse to the Lender, as determined by the Lender acting reasonably;

(k)	that avails itself of any Debtor Relief Law or becomes the subject of any Debtor Relief Law which continues undismissed or unstayed for 60 days;

(l)

(x) whose Limited Partner Consent Letter ceases to be accurate and enforceable in any material respect, or (y) that breaches, repudiates, challenges or declares unenforceable its obligations thereunder; or

(m)	that is a Sanctioned Person.

“Facility Availability” is set forth in Section 1.

“Facility Limit” means each facility limit set forth in Section 1.

“Facility Termination Date” is defined in Section 1.

“Facility Umbrella Limit” means the aggregate amount of the Facility Limits set forth in Section 1, as may be re-allocated upon execution of an amendment in the form of Exhibit H.

“Feeder” means each Feeder listed in Section 1.

“Fund Documents” means each LPA and LPA Subscription Document.

“Fund Investment Proceeds” means proceeds, of any kind, derived from the investments, operations and related activities of the Primary Obligors to the extent actually received by the Borrowers. For the avoidance of doubt, proceeds received by a subsidiary of a Borrower shall not be deemed received by such Borrower for purposes of this definition.

“Fund Responsible Officer” means the officer or authorized signatory of each Borrower Party.

“Fund Sponsor” means each Fund Sponsor listed in Section 1.

“General Partner” means each General Partner listed in Section 1.

“Guarantor” means each Guarantor listed in Section 1.

“Interest Rate” means each interest rate listed in Section 1.

“Interest Rate Reset Period” means:

(a)

for the first Loan in an Approved Currency, the period commencing on the day the first Loan is made and ending on the last day of that month, which interest rate shall also apply to any other Loan in such currency made during the same month as the first Loan; and

(b)	for Loans made or continued after the first month, the period commencing on the first day of such month and ending on the last day of such month.

“Interest Rate Transition Date” means the first Interest Rate Reset Period to occur on or after October 1, 2021.

“Judgment Threshold” means each Judgment Threshold set forth in Section 1.

“Lender” means Goldman Sachs Bank USA.

“LIBOR” means the London interbank 30-day rate at which deposits in U.S. dollars or another Approved Currency are offered to major banks.

(a)	LIBOR shall be obtained from an interest rate reporting service of recognized standing selected by the Lender, and will be set:

(i)

for the first Loan in an Approved Currency, two LIBOR Business Days prior to the day the first Loan is made, which interest rate shall also apply to any other Loan in such currency made during the same month as the first Loan; and

(ii)	for Loans made or continued after the first month, two LIBOR Business Days prior to the first day of the month in which each Loan in that currency is made or continued.

(b)	If LIBOR is less than zero, LIBOR shall be deemed to be zero.

“LIBOR Business Day” means a Business Day on which commercial banks in the London interbank market are open.

“LIBOR Loan” means a Loan that bears interest at a rate determined by reference to LIBOR.

“Limited Partner” means any Person admitted to a Borrower, Feeder or Guarantor as a limited partner or an equity holder.

“Loan” means each loan made by the Lender to a Borrower, in U.S. dollars or any other currency approved by the Lender (an “Approved Currency”).

“Loan Documents” means:

(a)	this Credit Agreement,

(b)	each Promissory Note,

(c)	each Loan Request and each LC Application,

(d)	each Collateral Document,

(e)	each Limited Partner Consent Letter,

(f)	each Borrower Guaranty, and

(g)	every other document executed or delivered in connection with any Loan Document.

“LPA” means:

(a)	each LPA listed in Section 1, and

(b)	each limited partnership, operating or trust agreement, memorandum and articles of association, bylaws, or other constituent document that governs a Borrower, Guarantor or Feeder,

as amended, modified or supplemented in accordance herewith.

“LPA Alternative Investment Vehicle” means any parallel entity, blocker, feeder, collective investment vehicle, REIT, group trust or other investment vehicle created in accordance with an LPA.

“LPA Investment Period” means the period when Capital Commitments may be called to pay the Obligations, without meeting any special conditions (including the use or timing of any Utilization).

“LPA Investment Period Termination Date” means the last day of an LPA Investment Period.

“LPA Side Letter” means each executed side letter that amends a Limited Partner’s LPA Subscription Document or LPA.

“LPA Subscription Document” means each executed subscription agreement (including all attachments) documenting a Limited Partner’s interest in a Borrower, Guarantor, or Feeder, each LPA Side Letter, and documentation of each Limited Partner transfer.

“Obligations” means all obligations due, owing or incurred by a Borrower or Guarantor to the Lender under the Loan Documents.

“Permitted Liens” means:

(a)	banker’s Liens and rights of setoff arising in the ordinary course of business, including those of the Depository under the Collateral Account Control Agreement;

(b)	Liens relating to Taxes,

(i)	if failure to pay such Taxes would not have a Material Adverse Effect,

(ii)	or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(c)	judgment liens that would not have a Material Adverse Effect and do not result in a Mandatory Prepayment Event;

(d)	Liens arising from pledges or deposits of proceeds of the Collateral to secure bids for potential investments, contracts or leases; and

(e)	Liens pursuant to the Collateral Documents.

“Primary Obligations” means the aggregate outstanding principal amount of the Loans and the stated amount of any outstanding LCs.

“Primary Obligors” means each Primary Obligor listed in Section 1.

“Recallable Capital” means any amount distributed to a Limited Partner that may be recalled under an LPA, which has been set forth as “Recallable Capital” on an updated Borrowing Base Certificate provided to the Lender.

“Term SOFR” means the 1 month forward-looking term SOFR rate published by CME Group (https://www.cmegroup.com) two SIFMA trading days prior to each Interest Rate Reset Period (the SIFMA holiday schedule is available at https://www.sifma.org). If Term SOFR is less than zero, it shall be deemed to be zero.

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR.

“Uncalled Capital Commitment” means the Capital Commitments (including Recallable Capital) that may be called to repay the Obligations (excluding any amounts subject to a pending Capital Call).

“Unused Fee” means each unused fee listed in Section 1.

“Utilization” means a Loan or a LC.

“Utilization Date” means the date on which a Loan is funded or a LC is issued.

2.2	ERISA, Tax and Other Definitions

“Affiliate” of any Person means any other Person that controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day except Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required, by Law, to close.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of:

(a)	the adoption, taking effect, or change of any Law, rule, regulation or treaty, or the administration, interpretation, implementation or application thereof, or

(b)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law),

by any Governmental Authority.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or gross receipts or that are franchise Taxes or branch profits Taxes.

“Debtor Relief Laws” means the United States Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights or remedies of creditors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Annual Valuation Period” means an “annual valuation period” as defined in the ERISA Plan Asset Regulations.

“ERISA Controlled Group” means a corporation, trade or business (whether or not incorporated) that is, along with any Primary Obligor, a member of a controlled group of trades or businesses as described in Section 414 of the Internal Revenue Code.

“ERISA Limited Partner” means a Limited Partner that is:

(a)	an “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA;

(b)	any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or

(c)	any other entity or account whose assets include or are deemed to include “plan assets” within the meaning of the ERISA Plan Asset Regulations.

“ERISA Operating Company” means an “operating company” as defined in the ERISA Plan Asset Regulations.

“ERISA Operating Company Opinion” means an opinion of counsel to a Primary Obligor as to its status as an ERISA Operating Company.

“ERISA Plan” means any employee benefit plan that is subject to Title IV of ERISA, or any retiree medical plan, each as established or maintained for employees of a Primary Obligor or any member of an ERISA Controlled Group or to which a Primary Obligor, or any member of an ERISA Controlled Group, has any liability.

“ERISA Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“ERISA Plan Assets” means “plan assets” under the ERISA Plan Asset Regulations.

“ERISA Reliance Letter” means an executed letter from the issuer of an opinion to the Lender providing that the Lender may rely on such opinion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender:

(a)	Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes or Taxes similar to branch profits Taxes:

(i)

imposed by the U.S. or imposed as a result of the Lender being organized under the Laws of, or having its principal office or its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or

(ii)	that are Other Connection Taxes;

(b)	U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender pursuant to a Law in effect on:

(i)	the Closing Date; or

(ii)	the date on which the Lender changes its Lending Office, except to the extent that amounts with respect to such Taxes were payable to the Lender immediately before it changed its Lending Office;

(c)	Taxes attributable to the Lender’s failure to comply with Section 10.4(c) (Lender’s Tax Exemption Form); and

(d)	any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means:

(a)

Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with);

(b)	any current or future regulations or official interpretations thereof;

(c)	any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code;

(d)

any intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement; or

(e)	any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Governmental Authority” means any foreign governmental authority, the United States, any State of the United States, and any subdivision, agency, department, commission, board, authority, instrumentality, bureau or court thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government; and any supra-national body such as the European Union, the European Central Bank, the Bank for International Settlements, or the Basel Committee on Banking Supervision, and any United States or foreign regulatory authority acting pursuant to Basel III.

“Indemnified Taxes” means:

(a)	Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower, Guarantor or Feeder under any Loan Document; and

(b)	to the extent not described in (a), Other Taxes.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority, and all judgments, orders, directives, requests, licenses, permits, administrative orders, agreements, and authorizations of any Governmental Authority, whether or not having the force of law.

“Lien” means any lien, mortgage, security interest, security assignment, charge, tax lien, pledge, encumbrance, conditional sale, title retention arrangement, or other property interest intended to secure the repayment of indebtedness, now or hereafter arising, by contract, common law or statute.

“Other Connection Taxes” means Taxes imposed on the Lender as a result of any present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced under any Loan Document), or its sale or assignment of an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from: (i) any payment made under, (ii) the execution, delivery, performance, enforcement or registration of, (iii) the receipt or perfection of a security interest under, or (iv) otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Person” means any individual, sole proprietorship, partnership, limited partnership, exempted limited partnership, exempted company, limited liability company, corporation, non-profit corporation, trust, joint venture, association, estate, sovereign government (or agency, instrumentality, or political subdivision thereof), or other entity or organization.

“Prime Rate” means the interest rate quoted in the print edition of The Wall Street Journal in the Money Rates Section as the U.S. prime rate.

“Prime Rate Loan” means a Loan that bears interest at a rate determined by reference to the Prime Rate.

“Proceeding” means any action, suit or investigation, or legal, equitable, arbitration, or administrative proceeding, before any court, arbitrator or Governmental Authority.

“Promissory Note” means each promissory note executed and delivered by a Borrower to the Lender in the form of Exhibit I.

“Sanctioned Country” means any country or territory subject to Sanctions, including, as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region.

“Sanctioned Person” means a Person on a Sanctions List, a target of Sanctions or a Sanctioned Country, including its agencies and instrumentalities, anyone controlled thereby, and any citizen or national of, located in, operating from, or incorporated under the laws thereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States, United Kingdom, United Nations Security Council, European Union, and related agencies, including the Office of Foreign Assets Control, U.S. Department of Commerce, U.S. Department of State, and Her Majesty’s Treasury.

“Sanctions List” means any list of designated nationals or sanctioned Persons issued by a Sanctions Authority.

“Solvent” means:

(a)	the fair value of the aggregate assets of a Person exceeds its debts and liabilities, subordinated, contingent or otherwise;

(b)

the fair saleable value of the property of a Person exceeds the amount of its probable debts and liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)	such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business was conducted on the Closing Date; and

“Insolvent” means the failure to be Solvent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties.

“Treasury Regulations” means the proposed, temporary and final U.S. Department of the Treasury regulations promulgated under the Internal Revenue Code.

2.3	Interpretation

(a)

“Control,” “controlled by,” and “under common control with” mean the direct or indirect power to cause the direction of the management and policies of a Person, whether through an ownership interest, by contract or otherwise.

(b)	“Including” shall mean “including without limitation.”

(c)	“Knowledge” and “aware” mean that an officer of a Borrower Party has knowledge of the topic in question.

2.4	Separate Facilities

Each credit facility established pursuant to Section 1 of this Credit Agreement shall be separate and distinct from each other credit facility established pursuant to Section 1 of this Credit Agreement (each, a “Credit Facility”). Accordingly, each reference herein or in any other Loan Document to:

(a)

any Borrower, Guarantor, Pledgor, Feeder, General Partner or other defined term shall be a reference to such Borrower, Guarantor, Pledgor, Feeder, General Partner or other defined term under the applicable Credit Facility,

(b)	any Limited Partner shall be a reference to such Limited Partner of a Borrower, Guarantor or Feeder under the applicable Credit Facility,

(c)	any Loan, Principal Obligation or Obligation shall be a reference to such Loan, Principal Obligation or Obligation under the applicable Credit Facility, and

(d)

any Mandatory Prepayment Event, Account Control Event or Event of Default shall be a reference to such Mandatory Prepayment Event, Account Control Event or Event of Default under the applicable Credit Facility.

(e)

Further, each representation, covenant, agreement, obligation and indemnity of each Borrower, Guarantor, Pledgor, Feeder or General Partner under this Credit Agreement or any other Loan Document shall be a representation, covenant, agreement, obligation, or indemnity of such Borrower, Guarantor, Pledgor, Feeder, General Partner under the applicable Credit Facility,

(f)

and during any Mandatory Prepayment Event, Account Control Event or Event of Default with respect to any Credit Facility, the rights and remedies of the Lender with respect to such Mandatory Prepayment Event, Account Control Event or Event of Default shall be exercisable and enforceable solely with respect to such Credit Facility.

For the avoidance of doubt, no Borrower, Guarantor, Pledgor, Feeder or General Partner will be liable for any Loan, Principal Obligation or Obligation in respect of any Credit Facility other than a Credit Facility applicable to it.

3.	LOANS

3.1	Facilities

(a)	Uncommitted Tranche

(i)

This Credit Agreement creates an uncommitted line of credit (the “Uncommitted Tranche”), and nothing herein shall create any commitment or obligation by the Lender to make any Loan or issue any LC under the Uncommitted Tranche.

(ii)	The Lender shall have the absolute and unconditional right, in its sole discretion, to refuse to fund any Loan or issue any LC under the Uncommitted Tranche.

(iii)

The Lender shall have the absolute and unconditional right, in its sole discretion, to demand payment of the Obligations and cash collateralization of any outstanding LCs under the Uncommitted Tranche at any time.

(iv)	Nothing herein shall affect the demand nature of the Uncommitted Tranche.

(b)	Committed Tranche

(i)	This Credit Agreement creates a committed line of credit (the “Committed Tranche”).

(ii)	The Lender shall fund Loans and issue any LC under the Committed Tranche, subject to compliance with the terms and conditions of this Credit Agreement.

3.2	Revolving Loans and Use of Proceeds

(a)	Any Borrower may borrow, repay without penalty, and re-borrow Loans.

(b)	The Lender shall have no obligation to confirm that any Borrower’s use of Utilization proceeds is permitted by its Fund Documents.

(c)

All Loans shall be Benchmark Rate Loans unless otherwise provided herein, and each Benchmark Rate Loan shall automatically be continued, at the end of each Interest Rate Reset Period, for an additional Interest Rate Reset Period.

3.3	Loan Procedures

(a)	Loan Requests

(i)	Any Borrower may request a Loan by delivering:

(A)	a Loan Request (see Exhibit B),

(B)	and any information necessary for the Lender to update the Borrowing Base Certificate to reflect Excluded Limited Partners (see Definitions).

(ii)	Each Loan Request shall be received by the Lender by 3:00 p.m. EST on the Business Day prior to the requested Utilization Date.

(iii)	The Lender will not consider any Loan Request unless Facility Availability is greater than zero.

(b)	Funding Procedures

(i)	No Loans shall be funded under the Uncommitted Tranche unless the Committed Tranche is fully drawn.

(ii)	The Lender shall promptly notify the Borrowers if it elects not to fund a Loan under the Uncommitted Tranche.

(iii)	Each Loan made hereunder shall be funded via wire transfer by 3:00 p.m. EST on the date requested in the Loan Request.

3.4	Interest Rate

(a)	Interest Rate

The unpaid principal of each Loan shall bear interest at a rate per annum equal to the Interest Rate.

(b)	Determination of Interest Rate

(i)	The Lender shall determine the Interest Rate applicable to each Loan (such determination to be conclusive absent manifest error).

(ii)	Interest shall be calculated on the basis of a 360-day year and actual days elapsed.

(c)	Default Rate

If any Obligations are not paid when due, then all Obligations shall bear interest at the Interest Rate plus 2% (the “Default Rate”), and, if any defaulted amount remains unpaid for 90 days, thereafter the Default Rate shall be the Interest Rate plus 4%.

3.5	Fees

(a)	All fees set forth in Section 1 shall be paid quarterly in arrears.

(b)	Such fees shall be due on the Interest Payment Date immediately following each quarterly anniversary of the Closing Date.

(c)

The Administrative Fee for the first year shall be fully earned (but not payable) on the Closing Date. Accordingly, if this Credit Agreement is terminated by the Borrowers prior to the payment of the first year of installments of the Administrative Fee, the remaining installments shall be immediately due.

3.6	Capitalization of Interest and Fees

If a Borrower requests the capitalization of accrued interest, the Administrative Fee or the Unused Fee at least 5 Business Days prior to an Interest Payment Date, the Lender may agree to capitalize such interest or fee by making a Loan to the Borrowers in the amount thereof.

3.7	Facility Increase or Decrease

The Facility Limit may be increased or decreased, by executing an amendment that documents such increase or decrease, and any facility increase fee or change in the Administrative Fee.

4.	PAYMENTS

4.1	Voluntary Prepayments

Any Borrower may prepay the outstanding Obligations without premium or penalty.

4.2	Payment of Obligations

(a)	All payments under this Credit Agreement shall be indefeasibly paid to the Lender:

(i)	without condition or deduction for any setoff, defense, recoupment or counterclaim;

(ii)	in the currency in which they were funded.

(b)	All payments under this Credit Agreement shall be applied first to the Uncommitted Tranche and then to the Committed Tranche.

(c)	If any payment becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next Business Day.

(d)	Funds received after 3:00 p.m. EST shall be treated as received by the Lender on the next Business Day.

4.3	Required Period

(a)	“Required Period” means promptly, and

(i)

if it is necessary to issue a Capital Call to fund the required payment, within 15 Business Days of the earlier of any Borrower Party’s (x) knowledge of the required payment, or (y) receipt of notice thereof from the Lender,

(A)	a Capital Call sufficient to make the required payment shall be issued within 5 Business Days,

(B)	and such Capital Call shall require Limited Partners to fund Capital Contributions within the Required Period.

4.4	Mandatory Prepayment Events

Unless the Lender agrees otherwise, in writing and in its sole discretion, each of the following “Mandatory Prepayment Events” shall be paid within the Required Period, unless otherwise specified:

(a)	Lender Demand

If the Lender demands repayment of the Obligations, the Borrowers shall repay the Obligations and Cash Collateralize any outstanding LCs prior to the expiration of the Demand Notice Period.

(b)	Partial Repayments

(i)	Transactions with an Affiliate of the Lender

If any Borrower permits the proceeds of any Utilization to be used for the benefit of, or transferred to, an Affiliate of the Lender,

(A)	the applicable Borrower shall pay the Lender’s cost of compliance with Section 23A of the Federal Reserve Act, on the later of the Required Period or the next Interest Payment Date; and

(B)	the Lender may require the applicable Borrower to repay such proceeds within the Required Period.

(ii)	Borrowing Base Deficiency

If Facility Availability is less than zero, the Borrowers shall repay an amount sufficient to cause Facility Availability to be greater than or equal to zero or, if such condition is the result of outstanding LCs, Cash Collateralize the LCs, within the Required Period, including as a result of:

(A)	Limited Partner Transfers

If any portion of a Limited Partner’s Capital Commitment is to be transferred to a Limited Partner that has not yet been approved by the Lender, the Lender shall recalculate Facility Availability by removing the to-be-transferred Capital Commitment from the calculation of Borrowing Base Availability.

(B)	Excused Limited Partners

If a Limited Partner exercises any excuse right or, to the knowledge of any Borrower Party, will be excused from participating in an investment, the Lender shall recalculate Facility Availability by removing from the calculation of Borrowing Base Availability the portion of such Limited Partner’s Capital Commitment that may not be called to repay the Obligations, as calculated by the Lender in its reasonable discretion.

(C)	Excluded Limited Partners

If a Limited Partner becomes an Excluded Limited Partner, the Lender shall recalculate Facility Availability by removing the now-Excluded Limited Partner from the calculation of Borrowing Base Availability.

(iii)	LPA Debt Limitations

If the Primary Obligations plus other liabilities of the Borrowers exceed the maximum amount or the maximum duration of indebtedness permitted by the Fund Documents (the “LPA Debt Limitations”), then the Borrowers shall repay the amount of Primary Obligations or other indebtedness sufficient to comply with the LPA or, if such excess is the result of outstanding LCs, Cash Collateralize the LCs, within the Required Period.

(c)	Full Repayments

If any of the following occurs, the Borrowers shall repay the Obligations and Cash Collateralize any outstanding LCs within the Required Period:

(i)	LPA Investment Period Suspended or Terminated

If the LPA Investment Period is suspended or terminated, or additional conditions or requirements are imposed on any Limited Partner’s obligation to fund Capital Contributions for purposes of repaying the Obligations.

(ii)	Delinquent Limited Partners (10%)

Limited Partners with Capital Commitments exceeding 10% of the aggregate Capital Commitments become Delinquent Limited Partners.

(iii)	Failure to Pay Interest or Fees

Any Borrower fails to pay accrued interest or fees when due, and such failure continues for 3 Business Days.

(iv)	Breach of Loan Documents

Any Borrower Party materially breaches any Loan Document, as reasonably determined by the Lender, and such failure continues for 3 Business Days.

(v)	General Partner Events

Any General Partner withdraws, is removed, or ceases to be the General Partner of a Borrower, Guarantor or Feeder, or becomes an Excluded Limited Partner.

(vi)	Judgments and Cross Defaults

There is a final unpaid judgment (unless the final judgment is stayed, covered by insurance, or bonded, and any related Lien is removed) or default on indebtedness in excess of the Judgment Threshold.

4.5	Interest Payments

(a)	Interest Accrual

(i)	When Loan proceeds are wire transferred pursuant to instructions from a Borrower, then such Loan shall be considered funded at the time of the wire transmission.

(ii)	Interest on outstanding Loans shall begin to accrue on the date funded, notwithstanding whether or not any Borrower receives the benefit of such Loan on such date.

(iii)	Interest shall continue to accrue on outstanding Loans until repayment has been received by the Lender, in the Lender Account.

(b)	Interest Payment Date

Accrued interest on the Primary Obligations shall be due and payable, in arrears, on the tenth day of each month and the Facility Termination Date (the “Interest Payment Date”).

5.	REPORTING AND NOTICES

5.1	Notice Procedures

(a)	All notices shall be in writing, to the respective addresses listed in Section 1, effective as follows:

(i)	by email, upon the sender’s receipt of a return email from the other party, except that return emails sent outside of normal business hours shall be deemed received on the next Business Day;

(ii)	by FedEx or other nationally recognized courier service, or U.S. registered or certified mail, return receipt requested, when received at such address;

(iii)	by hand delivery, when delivered to such address; and

(iv)	by posting to an electronic portal when accessed by the other party.

(b)	The parties may change their contact details by written notice to the other parties.

5.2	Event Based Reporting

Upon becoming aware of any of the following, the Borrower Parties shall deliver notice, in a form and substance reasonably satisfactory to the Lender, as follows:

(a)	Transfer or Withdrawal of Capital Commitments

prior to transferring or withdrawing any portion of a Limited Partner’s Capital Commitment;

(b)	Mandatory Prepayment Events and Events of Default

within 1 Business Day, of any Mandatory Prepayment Event or Event of Default;

(c)	New or Increased Capital Commitments

within 3 Business Days of any new Limited Partner joining a Borrower, Guarantor or Feeder, or any existing Limited Partner increasing its Capital Commitment, together with:

(i)	relevant LPA Subscription Documents; and/or

(ii)	documentation of each increase;

(d)	Capital Calls and Returns of Capital

within 3 Business Days of any Capital Call (or return of Recallable Capital), the corresponding Capital Call notice or Recallable Capital notice, together with an updated Borrowing Base Certificate reflecting the same;

(e)	Limited Partner Exclusion Events

within 3 Business Days of any Limited Partner becoming an Excluded Limited Partner (see Definitions);

(f)	General Partner and Fund Sponsor Events

within 3 Business Days of:

(i)	the General Partner’s or Fund Sponsor’s Limited Partner interest being pledged;

(ii)	any Limited Partner notifying a Borrower Party of its intent to remove the General Partner;

(iii)	Comvest Credit Advisors, LLC no longer acting as the investment manager under the LPA;

(g)	Material Adverse Effect

within 3 Business Days of any circumstance that could reasonably be expected to have a material adverse effect (“Material Adverse Effect”) on:

(i)	the validity or enforceability of any Loan Document, or the Lender’s rights and remedies thereunder;

(ii)	the Lender’s perfected, first priority security interest in the Collateral (subject to Permitted Liens);

(iii)	the ability of any Borrower Party or the Fund Sponsor (or its investment manager) to fulfill its obligations under the Loan Documents or the Fund Documents;

(iv)	the operations, business, assets, liabilities, or financial condition of the Borrower Parties, taken as a whole;

5.3	Quarterly and Annual Reporting

The Borrower Parties shall deliver the following, in a form and substance reasonably satisfactory to the Lender:

(a)	Annual Financial Statements

As soon as available, but no later than 120 days after the end of each Reporting Party’s fiscal year,

(i)	an audited report setting forth, as of the end of such fiscal year, each Reporting Party’s consolidated balance sheet, income statement, and related notes,

(ii)

an unqualified opinion of a nationally-recognized firm of independent certified public accountants, stating that such financial statements present fairly the financial condition and results of operations of each Reporting Party (without qualification, exception or any other statement which has the effect of modifying the opinion given therein), and

(iii)	any reports delivered to the Limited Partners, as a group, regarding investments or the performance of the Borrower Parties.

(b)	Limited Partner Contact Details

Concurrently with annual financial statements, and within 3 Business Days of written request by the Lender, the current contact details of each Limited Partner.

(c)	Quarterly Unaudited Financial Statements

As soon as available, but no later than 90 days after the end of each of the first 3 fiscal quarters of each Reporting Party,

(i)	an unaudited report setting forth, as of the end of such fiscal quarter, each Reporting Party’s balance sheet and income statement, and

(ii)	any reports delivered to the Limited Partners, as a group, regarding investments or the performance of the Borrower Parties.

(d)	Compliance Certificate and Organization Chart

Concurrently with financial statements, a compliance certificate in the form of Exhibit C and a current structure chart of the Borrower Parties, if the chart has changed since its last delivery.

5.4	Disclosure of Credit Agreement

After the Closing Date, annual financial statements provided to Limited Partners shall describe this Credit Agreement and the related pledge of Collateral.

5.5	Other Reporting

Other information reasonably requested by the Lender, which shall not include information that is:

(a)	prohibited by Law or contract from being disclosed,

(b)	attorney work product or privileged attorney-client information, or

(c)	non-financial trade secrets or non-financial proprietary information.

6.	COVENANTS

Each Borrower Party covenants that:

6.1	Partnership Interests and Capital Commitments

(a)	Negative Pledge

No Lien on the Collateral, other than Permitted Liens, shall be created, permitted or suffered to exist.

(b)	Capital Calls

(i)	All instructions to the Limited Partners to deliver capital shall be in the form of Capital Calls, directed exclusively to, and deposited only in, the Collateral Account.

(ii)	Other than as expressly permitted by the LPA or by a LPA Side Letter reviewed by the Lender,

(A)	no Capital Commitment shall be cancelled, suspended, excused, reduced, relieved, delayed, postponed, compromised, abated or otherwise modified (including in connection with any investment),

(B)	and no agreement shall be made that would restrict or limit the ability to make Capital Calls.

(c)	Use of Collateral Account

(i)	The Collateral Account shall be used solely for receipt of Capital Contributions.

(ii)	If any Collateral Account is a collateral investment proceeds account, Borrowers shall cause all Fund Investment Proceeds to be deposited into such account.

(d)	Limitation on Distributions

No dividend or distribution shall be made without the Lender’s prior written consent,

(i)	while an Account Control Event exists or would arise therefrom, however, the Borrowers may make payments for management fees from investment proceeds,

(ii)	or from the proceeds of any Utilization.

(e)	Sanctions

No Borrower Party, Affiliate thereof or Limited Partner shall be a Sanctioned Person.

6.2	Borrower Parties

The Borrower Parties:

(a)	Amendment of Fund Documents

(i)	Procedure

Shall, prior to executing any amendment, modification, or termination of any Fund Document (“Proposed Amendment”), deliver a copy to the Lender.

(A)

The Lender shall determine, in good faith, whether a Proposed Amendment is a Material Amendment and, if so, whether it is acceptable to the Lender, within 5 Business Days of receipt. Any Proposed Amendment that the Lender determines is not a Material Amendment may be executed without further consent.

(B)	Each executed amendment of any Fund Document shall be delivered to the Lender within 3 Business Days of effectiveness.

(ii)	Material Amendments

Shall not amend, modify or terminate any Fund Document in any way that is materially adverse to the Lender, in the reasonable discretion of the Lender (a “Material Amendment”), including any amendment or modification that relates to:

(A)	each Borrower’s power to borrow,

(B)	each Guarantor’s power to guaranty indebtedness,

(C)	each Limited Partner’s obligation to fund Uncalled Capital Commitments,

(D)	the validity or enforceability of the Capital Commitments,

(E)	or the Lender’s right, title or interest in the Collateral.

(b)	Formation of LPA Alternative Investment Vehicles

(i)

Shall not, without the Lender’s prior written consent, form any LPA Alternative Investment Vehicle that is permitted to make or receive Capital Calls, or transfer or direct any Capital Commitment or Capital Contribution to a LPA Alternative Investment Vehicle.

(ii)	Any such LPA Alternative Investment Vehicle shall be required to join this Credit Agreement.

(c)	LPA Debt Limitations

Shall comply with the LPA Debt Limitations.

(d)	Transactions with an Affiliate of the Lender

Shall not knowingly allow the proceeds of any Utilization to be used for the benefit of, or transferred to, an Affiliate of the Lender, without the Lender’s prior written consent.

(e)	Mergers and Business Formalities

(i)	Shall not:

(A)	commingle its funds with the funds of any other Person,

(B)	merge or consolidate unless such Borrower Party is the surviving entity, or

(C)	change its name, jurisdiction of organization or principal place of business without providing at least 10 Business Days’ prior written notice to the Lender.

(ii)	Shall:

(A)	maintain its existence, registration, and all material government licenses, permits and approvals,

(B)	conduct and present itself as a separate entity, and maintain separate books and records,

(C)	maintain all business organization formalities,

(D)	and conduct all transactions with Affiliates on an arm’s length basis (or otherwise in compliance with the Fund Documents).

(f)	Fiscal Year and Accounting Method

Shall not change its fiscal year or accounting method without prior notice to the Lender, unless required by the Internal Revenue Code (in which case, the Lender shall be notified immediately).

(g)	Access to Books and Records

Shall give the Lender (and its agents) access, upon 3 Business Days’ prior notice, to examine and copy the Borrower Parties’ books and records and inspect their properties during normal business hours, provided that the Lender may only exercise this access right twice during any 12 month period unless an Event of Default exists, subject to the limitations set forth in Section 5.5 (Other Reporting).

(h)	Compliance with Fund Documents and Use of Proceeds

Shall:

(i)	comply in all material respects with the Fund Documents; and

(ii)	use the proceeds of Loans and Capital Calls only for purposes permitted by the Fund Documents.

(i)	Payment of Taxes

Shall pay or satisfy all liabilities for Taxes imposed upon it or its income, profits, or properties before delinquent, if such failure would have a Material Adverse Effect, other than Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(j)	Operations and Properties

Shall act prudently, in accordance with industry standards, in managing or operating its business, investments, assets and properties, and shall maintain them in good working order and condition, ordinary wear and tear excepted.

(k)	Compliance with Law

Shall comply with all Laws of any Governmental Authority, including environmental Laws and ERISA, if non-compliance would have a Material Adverse Effect.

7.	REPRESENTATIONS

Each Borrower Party represents, as of the Closing Date, each Utilization Date, and the date of each Facility Limit increase, that:

7.1	Partnership Interests and Capital Commitments

(a)	LPA Subscription Documents

(i)	The Fund Documents set forth the entire agreement regarding each Limited Partner’s Capital Commitment.

(ii)	Each Limited Partner’s LPA Subscription Document has been delivered to the Lender.

(b)	Capital Commitments and Contributions

(i)	Under the Fund Documents, Capital Commitments may be called at any time to repay the Obligations.

(ii)	All Capital Calls and other information necessary to update the Borrowing Base Certificate has been delivered to the Lender.

(iii)	The most recently updated Borrowing Base Certificate correctly sets forth the names and Capital Commitments of each Limited Partner.

(c)	No Defenses

No Borrower Party knows of:

(i) any claim of offset, recoupment or other claim which could adversely affect the Limited Partners’ obligation to fund Capital Calls (other than excuse rights as set forth in the LPA or an LPA Side Letter that has been provided to the Lender),

(ii) or any default or circumstance which, with the passage of time or giving of notice, would constitute a defense to the Limited Partners’ obligation to fund Capital Calls (other than excuse rights as set forth in the LPA or an LPA Side Letter that has been provided to the Lender).

7.2	Borrower Parties

(a)	Organization and Good Standing

(i)	It is duly formed, validly existing and in good standing under the Laws of the jurisdiction where it was organized,

(ii)	it has the requisite power and authority to own its assets and conduct its business, and

(iii)	it is qualified to do business in every jurisdiction in which qualification is required, if such failure would have a Material Adverse Effect.

(b)	Authorization and Power

Each Borrower Party has the power and authority to execute, deliver and perform its obligations under the Loan Documents and its Fund Documents.

(c)	Enforceable Obligations

The obligations of each Borrower Party under the Loan Documents are binding and enforceable, subject to Debtor Relief Laws and equitable principles.

(d)	Priority of Liens

Other than any Permitted Lien, no Borrower Party, nor, to the knowledge of any Borrower Party, any Limited Partner, has pledged any portion of its interest in a Borrower, Guarantor or Feeder, except as disclosed to the Lender.

(e)	Full Disclosure

The information (other than financial projections and information of a general economic nature or industry-specific nature, as to which no representation or warranty is made) provided by the Borrower Parties to the Lender in writing is accurate in all material respects.

(f)	Material Adverse Effect

No circumstance exists that would have a Material Adverse Effect.

(g)	Margin Stock

No Loan proceeds shall be used, directly or indirectly, in violation of Regulations U or X of the Federal Reserve System.

(h)	Solvency

Each Borrower Party is Solvent; and each Borrower and any related Feeders, taken as a whole, are Solvent.

(i)	Sanctions

No Borrower Party, Affiliate thereof, or, to the Borrower’s knowledge, Limited Partner is a Sanctioned Person.

(j)	No Conflicts or Consents

(i)	The execution, delivery and compliance with the Loan Documents will not conflict with any material agreement or Law by which such Borrower Party is bound, including the Fund Documents.

(ii)

No consent, approval, authorization or order of any Governmental Authority, Limited Partner or third party is required to execute, deliver and comply with the Loan Documents, other than those already obtained as of the date hereof.

(k)	Investment Company Act

No Borrower Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

(l)	Taxes

Each Borrower Party has filed all tax returns required to be filed in any jurisdiction, and paid all Taxes, if such failure would have a Material Adverse Effect, other than Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(m)	Litigation and Environmental Liability

No Borrower Party has received written notice of any Proceeding or environmental liability, or is aware of any pending or threatened Proceeding or environmental liability, that would have a Material Adverse Effect.

(n)	Compliance with Law

The Borrower Parties are in compliance with all Laws, including environmental Laws, that would have a Material Adverse Effect.

(o)	ERISA

(i)	Each Primary Obligor meets an exception to holding ERISA Plan Assets under the ERISA Plan Asset Regulations.

(ii)

No Primary Obligor nor, except as would not reasonably be expected to have a Material Adverse Effect, any member of an ERISA Controlled Group has established or maintains any ERISA Plan or has any liability with respect to any ERISA Plan.

(iii)

Assuming no portion of the Loan is funded with ERISA Plan Assets, unless the Lender is relying upon an available prohibited transaction exemption, the conditions of which are satisfied, the execution, delivery and performance of the Loan Documents and the enforcement of Capital Calls against the Limited Partners pursuant to the terms of this Credit Agreement, and the borrowing and repayment of Loans under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code.

8.	EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default

Any of the following shall be an event of default (“Event of Default”).

(a)	Breach of Mandatory Prepayment Events

Any failure to comply with Mandatory Prepayment Events, including any failure to issue a Capital Call as required by Section 4.3 (Required Period).

(b)	Voluntary Bankruptcy

Any Borrower Party avails itself of any Debtor Relief Law.

(c)	Involuntary Bankruptcy

Any Borrower Party, or a material part of its assets, becomes the subject of any Debtor Relief Law,

(i)	which continues undismissed or unstayed for 60 days,

(ii)	or under which a court or other Governmental Authority,

(A)	enters an order for relief or a judgment approving a petition for reorganization or liquidation,

(B)	or appoints a trustee, receiver, custodian, intervenor, liquidator, administrator or similar entity.

(d)	Insolvency, Liquidation or Dissolution

Any Borrower Party:

(i)	becomes Insolvent,

(ii)	makes a general assignment for the benefit of creditors,

(iii)	or is liquidated or dissolved.

8.2	Remedies

Upon an Event of Default,

(a)	the Facility Termination Date shall automatically occur;

(b)	the Obligations shall be automatically due and payable; and

(c)	the Lender may immediately:

(i)	exercise exclusive control of the Collateral Account; and

(ii)	issue Capital Calls directly to the Limited Partners.

8.3	Additional Rights of the Lender

During any Event of Default, the Lender is authorized, in the name of the Lender or in the name of any Borrower Party, to:

(a)	control the issuance of Capital Calls and notify the Limited Partners of the Event of Default;

(b)	notify the Limited Partners to fund Capital Contributions directly to the Lender or to any other account, to the extent not prohibited by any applicable Fund Documents;

(c)	complete existing agreements and make allowances and adjustments related to the payment of Capital Commitments, and compromise any claims related thereto;

(d)	issue a receipt to any Limited Partner that funds a Capital Contribution, which receipt shall be a complete release of such Limited Partner with respect thereto;

(e)	endorse the name of any Borrower Party on any check, draft, instrument, instruction, or document evidencing payment of a Capital Contribution;

(f)

perform any covenant, duty, or agreement on behalf of any Borrower Party, and such Borrower Party shall promptly reimburse the Lender for any expense related thereto, together with interest thereon at the Default Rate from the date of such expenditure until paid;

(g)	enforce any right or remedy in the Loan Documents, or available at Law or in equity;

(h)	commence any Proceeding to collect payment of the Capital Commitments;

(i)

exercise remedies against any Borrower Party and its assets separately, whether or not the Lender exercises remedies against any other Borrower Party or its assets, and enforce any Borrower Party’s obligations without enforcing any other Borrower Party’s obligations.

Further, the Lender is granted an irrevocable power of attorney, coupled with an interest, exercisable during an Event of Default, to carry out all acts and execute all checks, drafts, instruments, instructions, or other documents, on behalf of the Borrower Parties, that are necessary or advisable in the Lender’s sole discretion, to effect repayment of the Obligations and protect the Collateral.

If the Lender forecloses, or exercises any similar remedy under the Collateral Documents, such remedy shall reduce the Obligations only to the extent of the cash proceeds actually realized by the Lender (or the Lender’s credit bid).

All of the foregoing remedies and rights of the Lender may be undertaken without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower Parties.

8.4	Application of Payments

Any amounts received during an Event of Default on account of the Obligations shall be applied in the following order:

(a)	against all costs and expenses (including documented out-of-pocket attorneys’ fees) arising hereunder;

(b)	against accrued interest on the Obligations;

(c)	against the Primary Obligations;

(d)	against any remaining portion of the Obligations; and

(e)	the balance, after all Obligations have been indefeasibly paid in full, to each Borrower or as required by Law.

9.	MISCELLANEOUS PROVISIONS

9.1	Amendments; Waivers

(a)	All amendments to this Credit Agreement must be in writing and signed by the parties.

(b)	All waivers and consents under this Credit Agreement must be in writing and delivered by the Lender to the Borrower.

(c)	No failure or delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right preclude any additional exercise thereof.

(d)	Each waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given, and shall not be construed as a waiver or consent for any other purpose.

(e)	No course of dealing or conduct shall affect the Lender’s rights hereunder or be construed as a waiver of such rights.

9.2	Borrower Provisions

(a)	Payment of Expenses

Each Borrower shall pay the Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) for drafting and negotiating the Loan Documents, the administration and enforcement of this credit facility (including the addition of Limited Partners), and any amendments hereto.

(b)	Further Assurances

Each Borrower Party shall, promptly upon the reasonable request of Lender, execute and deliver any replacement Promissory Note, and take any action necessary or appropriate to correct any error discovered in any Loan Document or filing related thereto, maintain the Collateral (including the perfection and priority of intended liens), and carry into effect the intent of the Loan Documents.

(c)	Subordination of Claims and Rights

(i)

All payments and advances made, directly or indirectly, by any Borrower Party to another Borrower Party or a Limited Partner, on any debts or liabilities now existing or hereafter arising, and all Liens securing such payments, shall be subordinate to the Obligations, and all Liens securing payment thereof;

(ii)	provided, such payments may be made so long as:

(A)	other than as set forth in Section 6.1(d)(i) (Limitation on Distributions), no Account Control Event exists or would result therefrom; and

(B)	no Borrower Party would become Insolvent as a result thereof; and

(iii)

management fees for regular, ordinary course asset management activities, excluding performance fees, incentive fees, and fees representing a carried interest, may be paid from investment proceeds at any time.

(iv)	During an Event of Default, the Borrower Parties shall not take any action against any Limited Partner, including the exercise or enforcement of any right under the Fund Documents.

(d)	Indemnification

The Borrower Parties agree to indemnify the Lender and its officers, directors, employees and agents (“Indemnitees”) against all losses, claims, actions, judgments, penalties, damages, liabilities, and expenses (including reasonable and documented attorneys’ fees and expenses) (“Claims”) incurred by or asserted against any Indemnitee, arising out of or related to:

(i)	the use or misuse of Loan proceeds;

(ii)	the execution or enforcement of any Loan Document, or any transaction contemplated thereby, whether or not any Indemnitee is a party thereto;

(iii)	any gross negligence, fraud, willful misconduct, or breach by any Borrower Party or its Affiliates of any Loan Document or environmental Laws (notwithstanding the acts or omissions of any Indemnitee);

provided, however, that this indemnity shall not apply to any (A) Claims arising from the gross negligence, fraud or willful misconduct of an Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable decision or (B) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(e)	Waiver of Consequential Damages Etc.

(i)

Each Borrower Party waives, to the fullest extent permitted by Law, any Claim against any Indemnitee for special, indirect, consequential or punitive damages arising out of or related to any Loan Document.

(ii)

The Indemnitees shall not be liable for any Claim arising out of or related to the use by unintended recipients of any information distributed by electronic telecommunications, the internet or other information transmission systems in connection with the Loan Documents.

(f)	Recourse Liability

(i)

Neither the Limited Partners nor General Partner shall have any liability for the payment or performance of the Obligations, except that losses arising from a Borrower Party’s intentional misconduct, fraud, or willful misapplication of Loan proceeds shall be fully recourse to the General Partner.

(ii)	The payment of the Obligations shall be non-recourse to the Limited Partners.

(g)	ERISA Compliance

(i)

No Primary Obligor nor, except as would not reasonably be expected to have a Material Adverse Effect, any member of an ERISA Controlled Group shall establish, maintain or contribute to or become obligated to make any contribution to, or incur any liability with respect to, any ERISA Plan, and no Primary Obligor shall have any employees.

(ii)	No Primary Obligor shall allow its assets to constitute ERISA Plan Assets.

(iii)

Assuming no portion of the Loan is funded with ERISA Plan Assets, unless the Lender is relying upon an available prohibited transaction exemption, the conditions of which are satisfied, no Borrower Party shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A)-(D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Lender to any tax, penalty, damages or other claim under the Internal Revenue Code or ERISA.

(h)	ERISA Plan Assets

(i)	If any Primary Obligor:

(A)	provided a certificate of a Fund Responsible Officer pursuant to clause (g)(ii) on Annex VI,

(B)

or if it intends to admit one or more ERISA Limited Partners which would result in 25% or more of the total value of any class of equity interests in such Primary Obligor being held by “benefit plan investors” under Section 3(42) of ERISA, such Primary Obligor shall deliver an ERISA Operating Company Opinion, addressed to the Lender (or a copy of such Primary Obligor’s ERISA Operating Company Opinion, together with an ERISA Reliance Letter with respect thereto).

(ii)

If any Primary Obligor provided an ERISA Operating Company Opinion pursuant to clause (g)(i) on Annex VI or Section 9.2(h)(i), such Primary Obligor shall provide to the Lender, by the 60th day after the end of each ERISA Annual Valuation Period of such Primary Obligor, a certificate, addressed to the Lender, signed by a Fund Responsible Officer, certifying that such Primary Obligor has met the requirements to be an ERISA Operating Company for the twelve-month period following the end of such ERISA Annual Valuation Period.

(iii)

If such Primary Obligor does not have “significant” participation by ERISA Limited Partners (calculated in accordance with the ERISA Plan Asset Regulations), such Primary Obligor shall deliver to the Lender, concurrently with annual financial statements, a certificate confirming that the underlying assets of such Primary Obligor do not constitute ERISA Plan Assets because less than 25% of the total value of each class of equity interests in such Primary Obligor is held by “benefit plan investors” under Section 3(42) of ERISA.

9.3	Confidentiality

(a)

The Lender shall maintain the confidentiality of all information (including financial statements, Capital Commitments, Fund Documents, investments under the LPA, identities of the Limited Partners, and any other data, records, reports and forecasts) disclosed by or on behalf of a Borrower Party or Limited Partner to the Lender or its attorneys, accountants, agents or service providers in connection with this Credit Agreement, in accordance with the Lender’s customary procedures, but not any information that was publicly available prior to such disclosure (“Confidential Information”).

(b)	The Lender may disclose Confidential Information:

(i)	to any Person with the Borrower’s prior written consent;

(ii)	to its internal and external auditors, accountants, compliance personnel, attorneys, agents, and Affiliates;

(iii)	in the ordinary course of business for administrative, audit, reporting, compliance and regulatory purposes;

(iv)	to any Governmental Authority that asserts jurisdiction over the Lender or its Affiliates, or as required by Law;

(v)	to an assignee or proposed assignee, provided that such party agrees in writing to keep such information confidential;

(vi)	to the Federal Reserve Bank of New York and any other Federal Reserve Bank; and

(vii)	in connection with the exercise of any remedy or Proceeding related to the Loan Documents.

(c)

In connection with any transaction in which a Borrower Party is a buyer of an asset for which the Lender or its Affiliate is advising the seller, the Lender or its Affiliate may inform its advisory client of the existence of this Credit Agreement if such Person determines it would be appropriate to do so.

9.4	Assignments

(a)	Lender Assignments

(i)	The Lender may pledge, transfer or assign its interest under this Credit Agreement to any Person, including a Federal Reserve Bank.

(ii)

The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the name and address of each Person to whom the Lender pledges, transfers or assigns an interest under this Credit Agreement pursuant to Section 9.4(a)(i), and the Loans of, and the principal amounts (and stated interest) of the Loans owing to, each Person to whom the Lender pledges, transfers or assigns an interest under this Credit Agreement pursuant to Section 9.4(a)(i) pursuant to the terms hereof from time to time (the “Register”). Entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection upon the reasonable request of the parties hereto. All Loans shall be maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and related Treasury Regulations.

(b)	Borrower Party Assignments

The Borrower Parties may not transfer or assign their interest under this Credit Agreement without the Lender’s prior written consent.

9.5	Other Miscellaneous Provisions

(a)	No Fiduciary Duty

The Lender shall have no fiduciary duty to any Borrower Party, and the relationship between the Lender and the Borrower Parties shall be solely that of lender and borrower.

(b)	Lending Office

(i)	The Lender may designate its principal office or the office of an Affiliate as the office where it makes and maintains Loans, and where payments are credited (the “Lending Office”),

(ii)	and may change the Lending Office by written notice to the Borrower.

(iii)

If requested by the Borrower, the Lender may designate a different Lending Office, if such designation would reduce the amount of compensation owed by the Borrowers under Section 10, and would not, in the Lender’s good faith judgment, subject the Lender to any unreimbursed cost or expense or be otherwise disadvantageous to it. The Borrowers shall pay all reasonable costs and expenses incurred by the Lender in connection with such change.

(c)	Survival

Section 9.2(a) (Payment of Expenses), Section 9.2(d) (Indemnification) and Section 10 (Increased Costs, Benchmark Rate Unavailability and Taxes) shall survive termination of this Credit Agreement, regardless of the repayment of the Loans, the termination of any LCs, or the unenforceability of any Loan Document.

(d)	Maximum Interest

The interest charged hereunder shall not exceed the highest rate permitted by Law.

(e)	Governing Law

The Loan Documents shall be governed by the Laws of the State of New York.

(f)	Consent to Jurisdiction

Any Proceeding against any Borrower Party, arising out of or related to any Loan Document, may be brought in the courts of the State of New York, or in the United States Courts in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lender may elect, and each Borrower Party submits to the non-exclusive jurisdiction of such courts.

(g)	Consent to Service of Process and Forum

(i)

Each Borrower Party irrevocably consents to the service of process in any Proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to such Borrower Party’s notice address provided herein.

(ii)

Each Borrower Party irrevocably waives any objection to the laying of venue of any Proceeding arising out of or related to this Credit Agreement or any Promissory Note brought in the courts located in the State of New York, Borough of Manhattan in New York City, and further irrevocably waives any claim that any Proceeding brought in any such court has been brought in an inconvenient forum.

(h)	Waiver of Trial by Jury

EACH BORROWER PARTY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THE LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(i)	Severability of Invalid Provisions

If any provision of this Credit Agreement is held to be invalid or unenforceable, the remainder of this Credit Agreement shall not be affected or impaired thereby, and the parties shall, to the extent practicable, endeavor in good faith to replace such provision with a valid provision.

(j)	Entire Agreement

The Loan Documents constitute the entire agreement of the parties, and supersede all prior agreements relating to the subject matter thereof.

(k)	Multiple Counterparts; Electronic Delivery

This document may be executed in multiple counterparts, which may be delivered electronically.

10.	INCREASED COSTS, BENCHMARK RATE UNAVAILABILITY AND TAXES

10.1	Compensation Certificate

Upon request, the Lender shall deliver to the Borrowers a certificate, which shall be conclusive absent manifest error and shall not include any duplicative amount, setting forth the details, amount to be paid, and calculation of each demand for payment under this Section 10, and the Borrowers shall pay the Lender such amount within the Required Period.

10.2	Benchmark Rate Unavailability, Inadequacy or Illegality

(a)

If the Lender determines that the Benchmark Rate has not been published by a reporting service of recognized standing, then the Lender may obtain such Benchmark Rate from any source reasonably selected by the Lender.

(b)	If the Lender determines that,

(i)	reasonable means do not exist for determining the Benchmark Rate,

(ii)	the Benchmark Rate does not adequately reflect the Lender’s cost of funding,

(iii)	or a Change in Law has made it unlawful for the Lender to make or maintain Benchmark Rate Loans,

then all outstanding Benchmark Rate Loans shall automatically convert to Prime Rate Loans on the last day of the then-current Interest Rate Reset Period (or earlier if required by Law), and all new Loans will be made as Prime Rate Loans.

10.3	Change in Law

(a)	If the Lender reasonably determines that as a result of any Change in Law, there is any

(i)	increase in the cost to the Lender of Utilizations,

(ii)	decrease in the amount received or receivable by the Lender in connection therewith (excluding Taxes and reserve requirements related to the determination of LIBOR),

(iii)

increase in or imposition of Taxes (other than Indemnified Taxes, Excluded Taxes or Connection Income Taxes) on the Utilizations, or its deposits, reserves, other liabilities or capital attributable thereto,

(iv)

or decrease in its (or an Affiliate’s) return on capital, as a consequence of the Lender’s obligations hereunder (taking into consideration its policies on capital adequacy and expected return on capital), the Borrowers shall compensate the Lender for such increase or reduction.

(b)

The Lender shall notify the Borrowers promptly upon becoming aware of any event occurring after the Closing Date, and in any event within 270 days thereafter, which may entitle the Lender to compensation hereunder; provided that if the event giving rise to such compensation is retroactive, then such 270-day period shall be extended to include the period of retroactive effect.

10.4	Taxes

(a)	Payments Free of Taxes

(i)	All payments by any Borrower to the Lender hereunder shall be made free and clear, and without deduction for any Taxes, except as required by Law.

(ii)

If any Borrower is required by Law to deduct or withhold any Taxes related to any sum payable to the Lender, it may in good faith do so, and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law; and if such Taxes are Indemnified Taxes, the sum payable shall be increased so that after making such deduction or withholding, the Lender receives an amount equal to the sum the Lender would have received had no deductions or withholdings been made.

(b)	Indemnified Taxes

Each Borrower Party agrees to indemnify the Lender for (without duplication),

(i)	the full amount of Indemnified Taxes payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender,

(ii)

and any reasonable expenses arising therefrom or related thereto, including penalties, interest, and legal expenses incurred in the enforcement hereof, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority.

(c)	Lender’s Tax Exemption Form

The Lender (and any assignee of the Lender) shall, to the extent it is legally entitled to do so, deliver to the Borrowers, on or before the Closing Date and the date of each assignment, and thereafter upon reasonable request of a Borrower, executed copies of IRS Form W-9 or IRS Form W-8, as applicable, as will permit the applicable Borrower to determine whether or not payments under the Loan Document are subject to U.S. withholding tax or U.S. information reporting requirements.

(d)	Tax Refunds

(i)

If the Lender receives a refund, which it determines in good faith is directly attributable to Indemnified Taxes, it shall promptly pay such amount, net of all related out-of-pocket expenses (including Taxes) to the Borrowers (without interest thereon),

(ii)	but if the Lender is subsequently required to repay such amount to the relevant taxing authority, the Borrowers agree to refund such amount to the Lender.

(iii)

The Lender shall not pay to the Borrowers any amount that would place the Lender in a less favorable net after-Tax position than the Lender would have been in if Indemnified Taxes had not been imposed and indemnification payments had never been paid.

SCHEDULE I

Annexes

The following Annexes shall apply to Facility A: Annex V, Annex VI.

The following Annexes shall apply to Facility B: Annex V, Annex VI.

Annex I

[Reserved]

Annex II

[Reserved]

Annex III

[Reserved]

Annex IV

[Reserved]

Annex V

Collateral Security Agreement

Each Borrower, each Guarantor, and the General Partner (each, a “Pledgor”) confirms that it is receiving benefit from the Utilizations, and the security interest granted hereby is a condition to such Utilizations.

1.	Grant of Security Interest

In order to secure the Obligations, each Pledgor grants a Lien in, pledges and assigns the following collateral, whether now existing or hereafter acquired or arising (the “Collateral”), to the Lender:

(a)	such Borrower’s or Guarantor’s rights, under the Fund Documents, to the Capital Commitments and Capital Contributions of each Limited Partner;

(b)	the General Partner’s rights, under the Fund Documents, to make Capital Calls and enforce each Limited Partner’s obligation to make Capital Contributions;

(c)

all of such Borrower’s or Guarantor’s rights, titles, and interests in each Collateral Account, any successor or substitute accounts, all funds therein or credited thereto, and all documents evidencing each account;

(d)	all of such Borrower’s or Guarantor’s rights, titles, interests, remedies and privileges granted to such Borrower or Guarantor under each Cascading Collateral Security Agreement; and

(e)	all proceeds of the foregoing, other than funds properly withdrawn from a Collateral Account in accordance with the Loan Documents, and the proceeds of such funds.

2.	Covenants

(a)	Each Pledgor shall take all actions and execute all documents, requested by the Lender, to:

(i)	obtain, maintain and confirm the full benefits and rights herein granted;

(ii)	preserve and maintain the Lender’s perfected, first priority security interest in the Collateral (subject to Permitted Liens);

(iii)	appear in or defend any Proceeding that affects any Collateral Account or the Liens granted hereby; and

(iv)	ensure that the Limited Partners fund all Capital Contributions directly into the applicable Collateral Account,

all at the Pledgors’ expense.

(b)

Any Capital Call by the Lender in compliance with the provisions of the applicable Pledgor’s Fund Documents shall be deemed to satisfy any requirement or condition that such Pledgor make a discretionary call on its Limited Partners (which Capital Calls may be in excess of the amount owing under the Credit Agreement in order to result in payment in full of the Obligations).

(c)	Any Capital Contributions received by any Borrower or Guarantor outside of its Collateral Account shall be:

(i)	part of the Collateral and subject to the Lender’s Liens thereon;

(ii)	segregated from all other funds of such Borrower or Guarantor;

(iii)	held in trust for the Lender; and

(iv)	deposited into the applicable Collateral Account within 2 Business Days.

3.	Representations

As of the Closing Date, each Utilization Date, and the date of each Facility Limit increase:

(a)	each Borrower and Guarantor is the sole owner of its Collateral Account and Capital Contributions;

(b)	the General Partner has the exclusive right to make Capital Calls; and

(c)	no Pledgor has transferred, assigned or granted any Lien (other than Permitted Liens) on the Collateral.

4.	Reporting

Each Pledgor shall notify the Lender within 1 Business Day if:

(a)	any of the covenants or representations above ceases to be true; or

(b)	any Proceeding is brought that affects any Collateral Account or the Liens granted hereby.

5.	Account Control Events

During an Account Control Event,

(a)	the Lender may exercise all of its rights under each Collateral Account Control Agreement, including:

(i)	taking exclusive control of each Collateral Account; and

(ii)	withdrawing, transferring and receiving all funds in or credited to any Collateral Account, and

(b)	each Pledgor waives any right to, and shall not, give instructions to the Depository concerning any Collateral Account.

6.	No Waiver

The Lender’s rights and remedies shall not be waived or adversely affected by:

(a)	any compromise, forbearance, adjustment or release granted by the Lender in connection with the Collateral or the Obligations;

(b)	the exercise of, or failure to exercise, any right or remedy; or

(c)

any action or omission by the Lender in connection with the Obligations or the Collateral, irrespective of whether such action or omission prejudices any Pledgor or increases the likelihood that the Collateral will be applied to the Obligations.

7.	No Liability

The Lender shall not be liable for:

(a)	any act or omission related to the Lender’s exercise of any right or remedy concerning the Collateral; or

(b)	any loss of interest, or penalties or charges assessed to any Collateral Account, as a result of the Lender’s exercise of any right or remedy,

except as a result of its own gross negligence, fraud or willful misconduct.

8.	Subrogation

No Pledgor shall exercise any right of subrogation, reimbursement, contribution, offset, indemnification or similar rights against any Pledgor or the Collateral until the Obligations have been fully satisfied.

9.	UCC Financing Statements

(a)

Each Pledgor has reviewed drafts of the UCC financing statements that will be filed to perfect the security interests hereby granted, and they are accurate with respect to any information pertaining to such Pledgor.

(b)	No financing statement covering the Collateral has been or will be filed, other than by the Lender.

(c)	The principal executive office and principal place of business of each Pledgor that is not a U.S. entity is at the location specified in Section 1 and has been at such location since its formation.

10.	Release

Upon the complete satisfaction of the Obligations (other than contingent indemnification obligations) and the termination of the facility, the Lender shall release:

(a)	the Pledgors from their obligations hereunder; and

(b)	the security granted hereunder,

and the Pledgors may terminate the UCC financing statements, at their own expense.

Annex VI

Conditions Precedent to Closing

The Credit Agreement shall not become effective until the Lender receives each of the following, in form and substance reasonably satisfactory to the Lender:

(a)	this Credit Agreement;

(b)	a Promissory Note from each Borrower;

(c)	each Collateral Document;

(d)	UCC lien searches (or their equivalent);

(e)	UCC financing statements (or their equivalent);

(f)	legal opinions from Borrower Parties’ counsel;

(g)	with respect to each Primary Obligor, either:

(i)	an ERISA Operating Company Opinion (or an ERISA Operating Company Opinion with an ERISA Reliance Letter); or

(ii)

a certificate confirming that the assets of such Primary Obligor do not constitute ERISA Plan Assets because less than 25% of the total value of each class of equity interests in such Primary Obligor is held by “benefit plan investors” under Section 3(42) of ERISA;

(h)	a Closing Certificate in the form of Exhibit E;

(i)	all information necessary to update the Borrowing Base Certificate;

(j)	an officer’s certificate with the following attached:

(i)	certificates of existence, incorporation or registration (or their equivalents);

(ii)	each LPA;

(iii)	certificates of existence and good standing (or their equivalents);

(iv)	resolutions authorizing the Borrower Parties to enter into the Loan Documents;

(v)	an incumbency certificate;

(k)	for each Limited Partner, its duly executed and delivered LPA Subscription Document (including, as applicable, its Limited Partner Consent Letter);

(l)	current contact details of each Limited Partner;

(m)	copies of any Capital Calls issued prior to the Closing Date and a list of any Limited Partner that did not fund any Capital Call when due;

(n)	“Know Your Customer” Information:

(i)	the name, address and percentage of ownership of each Person that owns an interest in each Borrower, and as applicable, each Feeder and each Guarantor;

(ii)	the name of each director of each Borrower, and as applicable, each Feeder and each Guarantor;

(iii)	a current organization chart of the Borrower Parties; and

(iv)	the most recent quarterly and annual financial statements of each Borrower, and as applicable, each Feeder and each Guarantor, if they exist;

(o)	appointment of an agent for the service of process in the U.S. for each Borrower Party formed outside of the U.S.;

(p)	electronic monitoring access of the Collateral Accounts;

(q)	agreement with respect to payment of reasonable attorneys’ fees within 30 days after the Closing Date; and

(r)	other documents reasonably requested by the Lender.